CWC Reports Fiscal 2016 Results                  Exhibit 99.1
Subscriber Growth Across All Products
Revenue of $2.4 billion, Up 2% Y-o-Y on a Pro Forma Basis
Profit of $126 million, compared to loss of $33 million in prior year
Adjusted EBITDA of $950 Million, Up 11% Y-o-Y on a Pro Forma Basis
Columbus Integration On-Track

London, England - July 13, 2016: Cable & Wireless Communications Limited, formerly Cable & Wireless Communications Plc ("CWC" and collectively with its consolidated subsidiaries, the "Group"), today announces financial and operating results for the year ended March 31, 2016 ("full-year 2016"). This release is being issued in conjunction with the issuance of CWC's annual report for the year ended March 31, 2016, which has been posted to the investor relations section of CWC's website (www.cwc.com), as well as the website of Liberty Global plc ("Liberty Global") (www.libertyglobal.com) under the "Fixed Income" heading.

Liberty Global's Acquisition of CWC
Liberty Global acquired CWC on May 16, 2016. The financial figures contained in this release are prepared in accordance with EU-IFRS4 under CWC's accounting policies. CWC will adopt Liberty Global's EU-IFRS accounting policies and its definitions for key performance indicators beginning with the earnings release to be issued for the three months ended June 30, 2016.

Operating and financial highlights*:

•	Group revenue of $2.4 billion, up 2% compared to prior year on a pro forma basis

◦	Caribbean[1] revenue up 3% to $1.1 billion on a pro forma basis, driven by 8% mobile and 7% broadband revenue growth

◦	Managed services revenue rose 12% on a pro forma basis

◦	Bahamas revenue 6% lower on a pro forma basis, following renegotiation of roaming agreements ahead of mobile competition expected later this year

•	Profit for the year from continuing operations of $126 million, compared to loss of $33 million in the prior year

•	Group Adjusted EBITDA[2] of $950 million grew 11% year-over-year on a pro forma basis

◦	Group Proportionate Adjusted EBITDA[3] was up 14% on a pro forma basis

◦	Strong performance in the Caribbean where Adjusted EBITDA rose 20% on a pro forma basis driven by revenue growth and lower costs

◦	Adjusted EBITDA in Panama up 4% following cost restructuring

•	Year-over-year subscriber growth across all products

◦	Mobile subscriber base grew 5% or 195,000 to 4.0 million led by mobile data subscribers, which were up 23% to 2.1 million representing 51% data penetration across the Group

◦	Fixed organic RGU additions of 56,000 in full-year 2016; Internet subscribers up 6% to 696,000, video subscribers up 3% to 474,000 and fixed voice subscribers broadly flat at 1.1 million

◦	Unified Flow brand successfully launched across Caribbean with new store format in 5 of 15 markets

◦	Flow Sports channel launched from a new HD broadcast facility

▪	Leading video sports content service includes regional Premier League broadcast rights

▪	Flow to be the official 2016 Summer Olympics Broadcaster in the Caribbean

•	Investment in CWC Business sales and operational teams driving growth

◦	Operations in Latin America grew managed services and other revenue by 16% year-over-year on a pro forma basis

•	CWC Networks shows steady growth with increased capacity across the footprint

◦
Coverage and resilience improved with completion of the Pacific Caribbean Cable System network, a 6,000 kilometer submarine cable that connects Ecuador, Panama, Colombia, Aruba, Curacao, Tortola (in the British Virgin Islands) and Puerto Rico and terminates in Florida, USA

•	Columbus integration on track to deliver $125 million in cost savings

◦	$47 million net cost savings achieved to-date; representing annual run-rate savings of $87 million at March 31, 2016

•	Second year of Project Marlin completed, focused on fixed network integration, fiber rollout and mobile network improvements
_______________

*
Pro forma growth rates include the impact of Columbus International Inc. ("Columbus") operations for the year ended March 31, 2015, excluding certain U.S. subsidiaries of Columbus that were transferred to a special purpose entity outside of the Group prior to the acquisition of Columbus by CWC on March 31, 2015. The pro forma growth rates have not been adjusted for certain less significant acquisitions or to remove the impact of changes in foreign currency exchange rates as these items did not materially impact growth rates.

Operating Statistics Summary5

	As of and for the period ended March 31,
	2016	2015

Mobile Subscribers[6]
Prepaid	3,458,400	3,312,800
Postpaid	556,400	507,400
Total Mobile subscribers	4,014,800	3,820,200
Q4 organic Prepaid Mobile net losses	(106,300)	(165,800)
Q4 organic Postpaid Mobile net additions	11,500	6,500
Total Q4 organic Mobile net losses	(94,800)	(159,300)

Total organic Mobile net additions – full year	194,600	270,000

Footprint*
Homes Passed[7]	1,791,600	1,752,500
Two-way Homes Passed[8]	1,586,200	1,444,700

Subscribers (RGUs)[9]
Video[10]	473,600	459,600
Internet[11]	695,700	658,500
Telephony[12]	1,136,900	1,132,300
Total RGUs	2,306,200	2,250,400

Q4 Organic RGU Net Additions
Video	700	3,300
Internet	5,900	11,400
Telephony	10,300	4,000
Total Q4 organic RGU net additions	16,900	18,700

Total organic RGU net additions – full year	55,800	71,600

Q4 ARPU[13]
Mobile	$19.1	$19.5
Video	$34.9	$35.1
Internet	$34.2	$34.5
Telephony	$27.8	$27.6

Penetration*
Video as % of Two-way Homes Passed[14]	29.6%	31.8%
Internet as % of Two-way Homes Passed[14]	43.4%	45.1%
Telephony as % of Two-way Homes Passed[14]	70.6%	77.2%

_______________

*	Footprint and Penetration data exclude the impact of CWC's operations in the Seychelles.

Financial Results, Adjusted EBITDA Reconciliation, Proportionate Adjusted EBITDA & Capital Expenditures

The following table reflects selected financial results of the Group for the years ended March 31, 2016 and 2015:

	Year ended March 31,		Pro forma increase
	2016	2015	(decrease)
	in millions, except % amounts

Revenue	$2,379	$1,753	2.1%

Adjusted EBITDA	$950	$596	11.0%
Share-based compensation expense	(15)	(8)
Depreciation, amortization and impairment	(370)	(383)
Net other operating expense	(20)	(20)
Share of loss (profit) after tax on joint ventures and associates	(1)	12
Defined benefit pension interest charges	(3)	(3)
Exceptional items:
Integration and restructuring costs	(33)	(104)
Other non-recurring operating items	(16)	—
Total operating profit	492	90
Gain on sale of business	—	4
Finance income	32	26
Finance expense	(347)	(121)
Income tax expense	(51)	(32)
Profit (loss) for the year from continuing operations	$126	$(33)

Adjusted EBITDA as a percentage of revenue[15]	39.9%	34.0%

Proportionate Adjusted EBITDA	$728	$385	13.8%

Capital expenditures[16]	$528	$456	(18.4)%

Capital expenditures as a percentage of revenue[16]	22.2%	26.0%
The following table reflects the Group's revenue for the year ended March 31, 2016 by product:

	Revenue	Percentage of total revenue	Pro forma change
	in millions
Product:
Mobile	$936	39.3%	0.7%
Managed services	400	16.8%	11.8%
Fixed voice	337	14.2%	(6.1)%
Data	306	12.9%	5.5%
Video	199	8.4%	4.0%
Wholesale	201	8.4%	(1.6)%
Total	$2,379	100.0%	2.1%

The following table reflects the Group's revenue for the year ended March 31, 2016 by market:

	Revenue	Percentage of total revenue	Pro forma change
	in millions
Market:
Panama	$649	27.3%	2.0%
The Bahamas	329	13.8%	(5.6)%
Jamaica	318	13.4%	5.9%
Barbados	181	7.6%	(0.4)%
Trinidad & Tobago	181	7.6%	5.3%
Other	721	30.3%	4.1%
Total	$2,379	100.0%	2.1%
Subscriber Statistics

CWC delivered a solid full-year 2016 subscriber performance as all products reported year-over-year increases. Beginning with our mobile business, the total base increased by 195,000 mobile subscribers or 5% year-over-year to 4.0 million led by the performance in mobile data subscription, which increased 23% to 2.1 million subscribers on the back of investments in our high-speed networks. This success drove data penetration above the 50% threshold of our total mobile subscriber base. In Panama, our largest mobile market, mobile subscribers were up 2% year-over-year driven by 9% growth in our higher ARPU postpaid subscriber base, which has grown for seven consecutive quarters. Our Caribbean region, where we successfully launched our unified Flow brand during the year, continued to see strong mobile subscriber growth, up 10% year-over-year, including 16% growth in Jamaica.

Turning to our fixed business, we reported growth in full-year 2016 in both our broadband internet (37,000 net additions) and video subscriber (14,000 net additions) bases as we continued to rollout high-speed networks across our markets, passing over 100,000 additional homes with two-way connectivity during full-year 2016. Over half of these homes were connected to our network in Panama, which achieved video subscriber growth of 26,000 or 46% and broadband internet subscriber growth of 9,000 or 7%, each on a year-over-year basis. In the Caribbean, broadband internet subscribers grew by 25,000 or 5% year-over-year. Of note, we have been recognized by a third party as being the fastest broadband internet service provider in the majority of our Caribbean markets, including Jamaica and Barbados. On the video front, reported video subscribers in the Caribbean declined by 4%, as alignment of subscriber recognition policies following the acquisition of Columbus led to the disconnection of 33,000 subscribers during the year. When correcting for this non-organic adjustment, video subscribers in the Caribbean grew by 15,000 or 4% year-over-year. Our fixed voice subscribers were broadly flat year-over-year with 5,000 net additions, as 5% subscriber growth in our Barbados market, driven by increased penetration following the rollout of our new fiber network, was offset by structural fixed voice subscriber declines in other markets.

Financial Summary

Full-year 2016 Group revenue increased 2% to $2,379 million, as compared to 2015 on a pro forma basis.

From a product perspective, mobile revenue increased 1% year-over-year on a pro forma basis to $936 million, driven by strong performance in the Caribbean, which generated 8% revenue growth. The Group's mobile revenue result was underpinned by a 16% year-over-year increase in Jamaican mobile subscribers, supported by a 64% year-over-year increase in mobile data plan take-up. Data penetration across the Group grew seven percentage points year-over-year, crossing the 50% threshold, while mobile data ARPU increased 26%. These improvements in data services were partially offset by continued weakness in mobile voice usage due to increasing OTT (e.g., WhatsApp) pressures, reduced roaming rates and ongoing competition, which particularly affected the Bahamas (down 7% year-over-year) and Panama (flat year-over-year).

We reported broadband internet revenue of $306 million for the full-year 2016, a 5% year-over-year improvement on a pro forma basis, as our investments in high-speed data products and the re-launching of the unified Flow brand supported a 6% year-over-year boost in broadband internet subscribers. ARPU declined against the prior year, mainly due to increased promotional offers aimed at driving subscriber growth. Meanwhile, fixed voice revenue declined 6% to $337 million, as compared to the prior year on a pro forma basis, continuing the trend of substitution to both mobile and other data products. The fall in fixed voice revenue compared to the prior year was caused by a reduction in usage as customer numbers remained broadly flat year-over-year.

On the video front, revenue grew 4% to $199 million compared to the prior year on a pro forma basis, driven by a 3% year-over-year increase in subscribers and 1% higher ARPU across the Group. During the year, we invested in additional leading content, including the new Flow Sports channel, which will feature regional Premier League broadcast rights and the 2016 Summer Olympics. We anticipate that this will continue to drive video uptake where we provide the service.

Moving to managed services, revenue increased 12% year-over-year on a pro forma basis to $400 million, partly due to the acquisition of Sonitel in September 2014. Excluding Sonitel, revenue would have increased by 9% year-over-year. Performance was driven by growth of 16% in our Latin American business, growth of 3% in the Caribbean and stabilizing results in Panama, partly offset by lower revenue in the Bahamas as we implement our strategy to emphasize services and products that generate recurring revenue streams over one-time sales.

Lastly, wholesale revenue decreased 2% year-over-year on a pro forma basis to $201 million, as increased traffic was offset by pricing pressure across our network.

Group Adjusted EBITDA grew 11% to $950 million, as compared to 2015 on a pro forma basis, driven by a $52 million decrease in operating costs before depreciation, amortization and impairment following the realization of synergies from the Columbus acquisition and further cost discipline across the remainder of our markets. In connection with the Columbus integration, we generated net full-year synergy related cost savings of $47 million, representing annual run-rate savings of $87 million at March 31, 2016.

As we completed the second year of our accelerated capital expenditure program, Project Marlin, our capital expenditures during the full-year 2016 decreased 18% year-over-year on a pro forma basis to $528 million. As a percentage of revenue, this represented a year-over-year pro forma reduction of over 500 basis points to 22%. Investment during the year focused on fixed network integration, fiber rollout and mobile network improvements.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details the nominal value and U.S. dollar equivalent of the carrying value of CWC's consolidated third-party debt and cash and cash equivalents (in millions):

	March 31, 2016		December 31, 2015
	Borrowing currency	$ equivalent

6.875% USD Unsecured Notes due 2022	$750	$750	$750
7.375% USD Unsecured Notes due 2021	$1,250	1,250	1,250
8.75% USD Secured Notes due 2020	$400	400	400
8.625% GBP Unsecured Bonds due 2019	£147	207	219
USD $570 million Revolving Credit Facility	$180	180	135
Other Regional Debt Facilities*		285	315
Total third-party debt		3,072	3,069
Unamortized premiums, discounts and deferred financing costs		(44)	(44)
Total carrying amount of third-party debt		3,028	3,025
Less: cash and cash equivalents		167	160
Net carrying amount of third-party debt[17]		$2,861	$2,865

Exchange rate (£ to $)		0.6947	0.6787
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*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

At March 31, 2016, our third-party debt borrowing cost18 was approximately 7%, in line with the cost at December 31, 2015, and the average tenor of our third-party debt was over four years. At March 31, 2016, consolidated net debt was $2,861 million, representing 3.0x consolidated Adjusted EBITDA for the year ended March 31, 2016, and Proportionate Net Debt19 was $2,748 million, representing 3.8x Proportionate Adjusted EBITDA3 for the year ended March 31, 2016.

On May 16, 2016, Liberty Global completed the acquisition of CWC (the "Acquisition"). In connection with the Acquisition, on May 17, 2016, subsidiaries of CWC entered into two new term loan facilities and one revolving credit facility (the "New Facilities") as follows:

•
$440 million New Term Loan B1 (due December 31, 2022) for purposes of repaying amounts outstanding under the existing revolving credit facility and paying related fees, costs, expenses and other amounts in connection with the Acquisition and the New Facilities;

•
$360 million New Term Loan B2 (due December 31, 2022) for purposes of financing the special dividend payable to CWC Shareholders pursuant to the Acquisition, and paying related fees, costs, expenses and other amounts in connection with the Acquisition and the New Facilities; and

•
$570 million New Revolving Credit Facility (due July 31, 2021) for purposes of redeeming the existing $400 million 8.75% senior secured notes due 2020 issued by Sable International Finance Limited and paying related fees, costs, expenses and other amounts in connection with the Acquisition and the New Facilities.

On a pro forma basis, after giving effect to the impact of the New Facilities, at March 31, 2016, consolidated net debt was $3,277, representing 3.4x consolidated Adjusted EBITDA for the year ended March 31, 2016, and Proportionate Net Debt was $3,164, representing 4.3x Proportionate Adjusted EBITDA for the year ended March 31, 2016.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to the Columbus integration, including synergies; expectations regarding the impact of the Flow Sports channel; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our digital video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; our ability to access cash of our subsidiaries; the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; and other factors detailed from time to time in (i) CWC's March 31, 2016 Annual Report and (ii) Liberty Global's filings with the Securities and Exchange Commission, including Liberty Global's most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Aimee Baxter	+1 646 561 3512
John Rea	+1 303 220 4238

Cable & Wireless Investor Relations		Cable & Wireless Corporate Communications:
Kunal Patel	+1 786 376 9294	Claudia Restrepo	+1 786 218 0407

About Liberty Global5

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. Liberty Global invests in the infrastructure that empowers its customers to make the most of the digital revolution. Liberty Global's scale and commitment to innovation enables it to develop market-leading products delivered through next-generation networks that connect its customers who subscribe to over 59 million television, broadband internet and telephony services. Liberty Global also serves over ten million mobile subscribers and offers WiFi service across six million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for its European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of its operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Ziggo, Unitymedia, Telenet and UPC. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Mas Movil and BTC. In addition, the LiLAC Group operates a submarine fiber network throughout the region in over 30 markets.

Footnotes

[1]
Caribbean markets include: Anguilla, Antigua and Barbuda, Barbados, British Virgin Islands, Cayman Islands, Curacao, Dominica, Grenada, Jamaica, Montserrat, St Kitts and Nevis, St Lucia, St Vincent and the Grenadines, Trinidad and Tobago, and Turks and Caicos.

[2]
Adjusted EBITDA is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. As we use the term, Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization and before net other operating and non-operating income and expense, defined benefit pension scheme interest, share-based payments, share of profit after tax on joint ventures and associates and exceptional items. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, total operating profit, profit or loss for the year, cash flow from operating activities and other EU-IFRS measures of profit or cash flows. This definition of Adjusted EBITDA represents the definition used by CWC prior to its acquisition by Liberty Global on May 16, 2016. CWC will conform to Liberty Global's definition of Adjusted EBITDA beginning with the June 30, 2016 interim period. A reconciliation of Adjusted EBITDA to profit (loss) for the year from continuing operations is presented in the applicable section of this release.

[3]
Proportionate Adjusted EBITDA is equal to Adjusted EBITDA less the noncontrolling interests' share of Adjusted EBITDA. Our internal decision makers believe Proportionate Adjusted EBITDA is a meaningful measure when assessing the operational performance and debt levels of the company because it excludes the noncontrolling interests' respective share of the Adjusted EBITDA of CWC's non-wholly-owned subsidiaries. In this regard, Proportionate Adjusted EBITDA provides investors with a means to assess the relative performance of CWC's wholly-owned and non-wholly-owned operations on an aggregated basis. In addition, the ratio of Proportionate Net Debt (as defined under note 19 below) to Proportionate Adjusted EBITDA provides investors with a leverage calculation that is consistent with CWC's debt structure, in that most of CWC's consolidated debt is not an obligation of CWC's non-wholly-owned subsidiaries. During the years ended March 31, 2016 and 2015, the noncontrolling interests' share of Adjusted EBITDA was $222 million and $211 million, respectively.

[4]	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

[5]
Subscriber statistics for Liberty Global (including the LiLAC Group) and CWC are as of March 31, 2016, and are based on each entity's subscriber counting policies. CWC’s subscriber counting policies may differ from those of Liberty Global. Accordingly, the CWC and combined subscriber statistics are not necessarily indicative of the actual number of subscribers to be reported by CWC or the combined operations once CWC conforms to Liberty Global's subscriber counting policies.

[6]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a tablet (via an additional SIM card) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after 60 days of inactivity, as defined by CWC.

[7]
Homes Passed are homes, residential multiple dwelling units or businesses that can be connected to our networks without materially extending the distribution plant. We do not count homes passed for direct-to-home (DTH) or where we only offer fixed voice services through a copper based network.

[8]	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

[9]
Revenue Generating Unit or "RGU" is separately a Video Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or business may contain one or more RGUs. For example, if a residential customer subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Telephony Subscribers. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[10]	Video Subscriber is a home, residential multiple dwelling unit or business that receives video services over our networks via an analog video signal, digital video signal or DTH satellite signal.

[11]	Internet Subscriber is a home, residential multiple dwelling unit or business that receives internet services over our networks.

[12]	Telephony Subscriber is a home, residential multiple dwelling unit or business that receives voice services over our networks.

[13]
Average Revenue Per User (“ARPU”) refers to the average monthly revenue per user and is calculated by dividing revenue in a given month by the average customer relationships for that month. For periods of greater than one month, ARPU is calculated as the average of each month's ARPU for the indicated period. CWC’s calculation of ARPU may differ from that of Liberty Global. Accordingly, the reported ARPU by CWC is not necessarily indicative of the ARPU that will be reported once CWC conforms to Liberty Global’s ARPU policy.

[14]	Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total Two-way Homes Passed.

[15]	Adjusted EBITDA as a percentage of revenue is calculated by dividing Adjusted EBITDA by total revenue for the applicable period.

[16]
Capital expenditures represent the purchase of property, plant and equipment and intangible assets as reported in our consolidated statements of cash flows. If we were to include Columbus, our pro forma capital expenditures would be $647 million, representing 27.8% of our pro forma revenue.

[17]	Net third-party debt is not a defined term under U.S. GAAP or EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[18]	Our third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed-rate indebtedness, excluding the impact of financing costs.

[19]
Proportionate Net Debt is equal to the net carrying amount of third-party debt less the noncontrolling interests' share of net third-party debt. Our internal decision makers believe Proportionate Net Debt is a meaningful measure when assessing leverage of the company because it excludes the noncontrolling interests' respective share of net third-party debt of CWC's non-wholly-owned subsidiaries. Proportionate Net Debt provides investors with a means to assess the relative leverage of CWC's wholly-owned and non-wholly-owned operations. The ratio of Proportionate Net Debt to Proportionate Adjusted EBITDA (calculated on an LTM basis) provides investors with a leverage calculation that is consistent with CWC's debt structure, in that most of CWC's consolidated debt is not an obligation of CWC's non-wholly-owned subsidiaries. At March 31, 2016, the noncontrolling interests' share of net third-party debt was $113 million.